Exhibit 10.10

EMPLOYMENT AGREEMENT

     THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made as of the 25th day of July, 2002 (the “Signing Date”), by and between CNA Financial Corporation, a Delaware corporation (the “Company”), and Stephen W. Lilienthal (“Executive”);

WITNESSETH:

     WHEREAS, the Executive currently serves as the President and Chief Executive Officer, Property and Casualty Operations and a member of the Board of Directors of the Company, pursuant to an employment agreement dated as of July 23, 2001 (“Prior Employment Agreement”);

     WHEREAS, the Company wishes to employ Executive as Chief Executive Officer of the Company and as Chairman and Chief Executive Officer of the CNA Insurance Companies (collectively, the Company and the CNA Insurance Companies are referred to as the “CNA Companies”); and

     WHEREAS, the Company and the Executive wish to terminate the Prior Employment Agreement and to enter into a new written agreement setting forth the terms of their future employment relationship as set forth below.

     NOW, THEREFORE, in consideration of the foregoing premises and the promises and covenants herein, the parties hereto agree as follows:

     1.     Employment Term. The Company and Executive agree that the Company shall employ Executive to perform the duties of Chief Executive Officer of the Company and as Chairman and Chief Executive Officer of the CNA Insurance Companies for the period commencing on August 26, 2002 (“Effective Date”) and ending on December 31, 2005, or such earlier date as of which Executive’s employment is terminated in accordance with Section 6 hereof. The covenants set forth in Sections 7, 8, 9, 10, 11, 12, 13, 14 through 16 shall survive the term of Executive’s employment.

     2.     Duties of Executive.

          (a) Executive shall serve as the Chief Executive Officer of the Company and as the Chairman and Chief Executive Officer of the CNA Insurance Companies and such other subsidiaries of the Company as may be determined by the Board of Directors of the Company (“Board”), and shall continue as a member of the Board. As Chief Executive Officer of the Company, Executive shall have responsibility for the day to day operations of the CNA Companies and for development and implementation of the CNA Companies’ business plans and strategies. Executive shall report to the Board. Executive shall be elected and shall serve as a member and chairman of the board of directors of the CNA Insurance Companies, and of such of the other CNA Companies as may be determined by the Board, and if so elected, Executive agrees to serve on such boards in such capacity without additional compensation.

          (b) Executive shall diligently and to the best of his abilities assume, perform, and discharge the duties and responsibilities of Chief Executive Officer of the Company, and

Chairman and Chief Executive Officer of the CNA Insurance Companies, as well as such other specific duties and responsibilities not inconsistent with Executive’s such titles, offices, status and responsibilities as the Board shall assign or designate to Executive from time to time. Executive shall devote substantially all of his working time to the performance of his duties as set forth herein and shall not during the term of his employment, without the prior written consent of the Board, accept other employment or render or perform other services, nor shall he have any direct or indirect ownership interest in any other business which is in competition with the business of the CNA Companies, other than in the form of publicly traded securities constituting less than five percent (5%) of the outstanding securities of a corporation (determined by vote or value) or limited partnership interests constituting less than five percent (5%) of the value of any such partnership. The foregoing shall not preclude Executive from engaging in charitable, professional, and personal investment activities, and Executive shall be permitted to continue to engage in such charitable and professional activities engaged in by Executive during the term of his Prior Employment Agreement, provided in any case that, in the reasonable judgment of the Board, such activities do not materially interfere with his performance of his duties and responsibilities hereunder.

     3.     Compensation.

          (a) Base Compensation. The Company or its subsidiaries shall pay to Executive for the period he is employed by the Company hereunder, an annual base salary at a rate of no less than $950,000.00, payable not less frequently than monthly (the “Base Compensation”). Such Base Compensation shall be reviewed by the Board not less frequently than annually, as of each March, during the term of the Agreement commencing, with a view to making such positive adjustments as the Board deems equitable and appropriate, beginning with March of 2003, based on market considerations, Executive’s responsibilities and performance, and the increased amount shall thereafter be considered Executive’s Base Compensation for all purposes under this Agreement. In no event shall Executive’s salary rate be reduced to an amount that is less than $950,000.00, or after any increase in Base Compensation hereafter to an amount that is less than such increased amount that he was previously receiving, without Executive’s written consent.

          (b) Annual Incentive Cash Award. The Executive shall be entitled to an annual cash award (“Bonus”) pursuant to the CNA Financial Corporation 2000 Incentive Compensation Plan (the “Incentive Compensation Plan”). The Executive’s target Bonus thereunder shall be not less than the rate of one hundred percent (100%) of his Base Compensation and his maximum Bonus shall be not more than the rate of two hundred percent (200%) of his Base Compensation; provided, subject to Incentive Compensation Committee (“Committee”) approval, Executive’s 2002 Bonus shall be not less than the sum of: (i) the full-year cash award due to Executive under the Prior Employment Agreement (determined without regard for the termination of his Prior Employment Agreement hereunder), plus (ii) not less than $400,000, upon achievement of a goal of $2,600,000,000 net written property casualty premium for the CNA Companies for the last two fiscal quarters of 2002, offset by one-third (1/3) of the amount payable pursuant to clause (i). The amount of Executive’s annual Bonus shall be based on performance criteria (the “Performance Criteria”) established by the Committee pursuant to the Incentive Compensation Plan for each of the years included in the term of this Agreement, and payment of Executive’s annual Bonus shall otherwise be in accordance with the provisions of the Incentive Compensation Plan, including the requirement of annual review and certification by the Committee of the awards; provided, that satisfaction of the Performance Criteria shall be based on Net Operating Income as defined in the Incentive Compensation Plan; and provided further, that the Committee shall not exercise its negative discretion under the Incentive Compensation Plan to decrease the amount of Executive’s Bonus for any year by more than 10 percent.

          (c) Special Long-Term Incentive Award. Executive shall be awarded a special stock option grant of 15,000 shares of CNA Financial Corporation stock as of August 8, 2002, pursuant to the terms and conditions set forth in the attached Addendum (the “Addendum”), which is incorporated by reference into this Agreement.

          (d) Long-Term Incentive Awards. Subject to the approval of the Committee (as provided in Section 3 of the attached Addendum), Executive shall additionally be awarded a targeted stock option grant of 55,000 shares of CNA Financial Corporation stock annually pursuant to the terms and provisions set forth in the Addendum that are comparable to such awards to senior executives of the Company, and such other awards under the Incentive Compensation Plan as the Committee shall in its sole discretion from time to time grant to Executive. Such stock option, restricted stock and other equity incentive awards, and all other stock option, restricted stock and other equity incentive awards granted to Executive pursuant to subsection 3(c) and this subsection 3(d) are referred as “Stock Options” hereunder.

          (e) Prior Incentive Awards. All stock option, restricted stock and other equity incentive awards granted to Executive prior to the Effective Date shall continue in accordance with the terms thereof (except that “December 31, 2005” shall be substituted for “March 1, 2004” as the latest “Offer Date” to constitute a “Triggering Termination” thereunder).

          (f) Section 162(m) Compliance; Deferral. For avoidance of doubt, respecting awards to Executive under Section 3(b) or 3(d) hereof, the Committee shall retain such discretion as may be provided under the Incentive Compensation Plan to satisfy Section 162(m) of the Internal Revenue Code of 1986 (“Code”) or any successor provision. The Company may defer the payment of all compensation to which Executive is entitled hereunder or otherwise to enable it to comply with Section 162(m) of the Code or any successor provision with respect to deductibility of executive compensation. All such deferred compensation will be credited to the Executive’s SES-CAP account and shall be subject to the terms thereof.

          (g) S-CAP/SES-CAP Earnings. Executive’s compensation and pensionable earnings under the CNA Savings & Capital Accumulation Plan (“S-CAP”) and the CNA Supplemental Savings & Capital Accumulation Plan (“SES-CAP”) will be calculated as specified in the plan documents; provided, such compensation and earnings, as the case may be, shall include the sum of Executive’s Base Compensation, annual Bonus and all other cash incentive awards payable to Executive for each year, not to exceed a sum of $1,900,000 per year, with such amounts to be includible at the time they would otherwise be paid to Executive in the absence of any elective deferral by Executive or pursuant to Section 3(f) hereof.

     4.     Other Benefits. Executive shall be entitled to participate in the various benefit plans, programs or arrangements established and maintained by the Company from time to time and applicable to senior executives of the Company such as, but not by way of limitation, vacation pay, health and major medical insurance, dental insurance, life insurance, long-term disability insurance, both qualified and supplemental savings plans, and long-term incentive compensation plans, and to receive all fringe benefits and perquisites made available to Band 660 employees of the Company, including but not limited to club memberships ($10,000 annually and a $10,000 one-time initiation fee). Executive’s entitlement to participate in any such plan, program or arrangement shall, in each case, be subject to the terms and conditions thereof; however, notwithstanding the foregoing, in the event of termination of employment, Executive’s severance entitlement shall be determined solely in accordance with Section 6 hereof.

     5.     Expense Reimbursement. Executive shall be entitled to reimbursement by the Company for all reasonable and customary travel and other business expenses incurred by Executive in carrying out his duties under this Agreement (and any outstanding reimbursable expenses under the Prior Employment Agreement), in accordance with the general reimbursement policies adopted by the Company from time to time for its senior executives. Executive shall report all such expenditures not less frequently than monthly accompanied by adequate records and such other documentary evidence as required by the Company or by Federal or state tax statutes or regulations governing the substantiation of such expenditures. The Company shall promptly reimburse Executive for all reasonable professional expenses incurred in connection with the negotiation and preparation of this Agreement.

     6.     Termination of Employment. If Executive’s employment with the Company shall terminate during the term of this Agreement, the following conditions set forth herein shall apply with respect to Executive’s compensation and benefits hereunder. Either party may terminate Executive’s employment with the Company during the term of this Agreement by written notice to the other party effective as of the date specified in such notice and Executive’s employment shall automatically terminate in the event of Executive’s death. Upon termination of Executive’s employment during the term of this Agreement, the rights of the parties under this Agreement shall be determined pursuant to this Section 6. All payments made hereunder shall be subject to applicable withholding required by federal, state or local law and shall be made either to Executive or to his personal representatives, heirs or beneficiaries as the case may be. In the event of Executive’s termination during the term of this Agreement, unless otherwise specified in this Agreement, Executive’s rights, if any, under any of the Company’s retirement, savings, benefit, pension, incentive or other plans of any nature shall be governed by the terms of such plans.

     6.1 Death and Disability. In the event of the death of Executive or, at the Company’s election, in the event of his Permanent Disability (as defined below) during the term of this Agreement, provided it had not already terminated, Executive’s employment shall terminate. Upon such termination:

          (a) The Company shall pay to Executive, or his personal representatives, heirs or beneficiaries, as the case may be:

(i) within 30 days after such termination, his (“Accrued Obligations”): (1) unpaid Base Compensation at the rate in effect at the time of notice of termination and current year’s target Bonus prorated to the date of termination; (2) any previous year’s earned but unpaid Bonus and other earned and unpaid incentive cash compensation; and (3) unused vacation time, unpaid expense reimbursements and other unpaid cash entitlements earned by Executive or payable to his beneficiaries as of the date of termination pursuant to the terms of the applicable Company plan or program accrued prior to the date of the date of termination;

(ii) In the event that the termination occurs during a Performance Period (as defined under the Incentive Compensation Plan) with respect to which the Committee has not yet made an award of Stock Options (or affirmatively determined not to make an award) pursuant to subsection 3(d), an amount equal to the cash equivalent (determined under the methodology described in subsection 6.3(a)(iv)), as of the date of termination and without any present value discount) of the target amount referred to in subsection 3(d) for such Performance Period multiplied by a fraction, the numerator of which is the number of days in such Performance Period through and including the date of termination and the denominator of which is the total number of days in such Performance Period; and

(iii) Any unexercised Stock Option held by Executive upon termination of employment may be exercised by Executive (or his heirs or personal representative) following such termination to the extent of the sum of the number of shares with respect to which the Stock Option was vested but unexercised immediately prior to such termination, plus an additional number of shares determined by multiplying the unvested portion of the Stock Option by the fraction described in subsection 6.1(a)(ii), and rounded to the next higher number of whole shares. Such portion of the Stock Options may be exercised through the one-year anniversary of such date of termination, but in no event later than the date on which such option would expire if Executive had remained employed by the Company. Other options held by Executive may be exercised during the same period, but only to the extent vested under the terms of such options. The provisions of this subsection 6.1(a)(iii) shall apply notwithstanding any contrary provision in any agreement governing any Stock Option or other option.

          (b) For purposes of this Agreement, the term “Permanent Disability” means a physical or mental condition of Executive which, as determined by an independent physician selected by the Company after consultation with Executive (or, if Executive is incapable of consulting with the Company, with Executive’s personal physician), based on all available medical information, is expected to continue indefinitely and which renders Executive incapable of performing any substantial portion of the services contemplated hereunder.

     6.2 Termination for Cause by the Company.

          (a) In the event that Executive shall engage in any conduct that the Board shall determine constitutes Cause, as defined in the following sentence, the Board shall have the right to terminate Executive’s employment with the Company by written notice to Executive effective as of the date of such notice. For purposes of this Agreement, “Cause” shall mean conduct: (i) which would constitute a felony or other act involving fraud, dishonesty, moral turpitude, unlawful conduct or breach of fiduciary duty, other than due to Limited Vicarious Liability, (ii) which is inconsistent with the dignity and character of an executive of the Company, (iii) which is a substantial breach of any material provision of this Agreement, (iv) constituting willful or reckless material misconduct in the performance of the Executive’s duties, or (v) constituting the habitual neglect of duties; provided, however: (x) that the Board in good faith determines that such conduct has had a material adverse effect on the business or prospects of the Company; (y) for purposes of clauses (iv) and (v), Cause shall not include any one or more of the following: bad judgment, negligence or any act or omission believed by the Executive in good faith to have been in or not opposed to the interest of the Company (without any intent by the Executive to gain, directly or indirectly, a profit to which he was not legally entitled); and (z) “Limited Vicarious Liability” shall mean any liability which is (1) based on acts of the Company for which Executive is responsible solely as a result of his office(s) with the Company and (2) provided that (A) he was not directly involved in such acts and either had no prior knowledge of such intended actions or promptly acted reasonably and in good faith to attempt to prevent the acts causing such liability or (B) he did not have a reasonable basis to believe that a law was being violated by such acts. If the Executive agrees to resign from his employment with the Company in lieu of being terminated for Cause, he may be deemed to have been terminated for Cause for purposes of this Agreement.

          (b) Upon terminating the Executive for Cause, other than paying the Executive within 30 days of such termination his Accrued Obligations, the Company shall have no further obligations under this Agreement, and all rights or options with regard to Stock Options as provided in this Agreement and the Addendum hereto shall thereupon expire.

     6.3 Termination by the Company Without Cause / Termination by Executive for Good Reason. In the event Executive’s employment is terminated by the Company for any reason not described in subsections 6.1 and 6.2, or in the event Executive terminates his employment for Good Reason, as defined herein,

          (a) The Company shall pay to Executive:

(i) Within 30 days after such termination, his Accrued Obligations;

(ii) Termination payments at the annual rate equal to three hundred percent (300%) of Executive’s annual rate of Base Compensation as in effect immediately prior to his date of termination (disregarding any reduction in Base Compensation constituting Good Reason for such termination) with such termination payments to be made in substantially equal installments, not less frequently than monthly, for a period of thirty-six (36) months following such termination;

(iii) A target Bonus for the Performance Period in which the termination occurs prorated to the date of termination. Executive shall not be entitled to any Bonus for the period following termination, it being the intent of the parties that the portion of the termination payments described in subsection 6.3(a)(ii) that exceeds his Base Compensation shall be in lieu of such Bonus; and

(iv) A payment equal to the cash equivalent of all Stock Options which he would have received if his employment had continued until December 31, 2005, and if the target number of Stock Options described in subsection 3(d) had been granted for each remaining Performance Period between the last Performance Period for which an award was made (or for which the Committee affirmatively determined to make no award) prior to the date of termination and December 31, 2005. The cash equivalent of a future Stock Option grant shall be equal to 48% of the fair market value of the number of shares of stock to be covered by the Stock Option, determined based on the on the fair market value of the stock on the date of termination, and then discounted from January 1 of the year for which the Stock Option would have been granted to the date of termination using an interest rate equal to the prime rate for the date of termination as reported in The Wall Street Journal (Midwest Edition). Fair market value of the stock shall be determined by taking the average of the highest and lowest sales prices of the stock on the date of termination, as reported as the New York Stock Exchange-Composite Transactions for such day, or if the stock was not traded on the New York Stock Exchange on such day then on the next preceding day on which the stock was traded, all as reported by The Wall Street Journal (Midwest Edition) under the heading New York Stock Exchange-Composite Transactions, or, if the stock ceases to be listed on such exchange, as reported on the principal national securities exchange or national automated stock quotation system on which the stock is traded or quoted, but in no event shall the price be less than the par value of the stock. Payment pursuant to this subsection 6.3(a)(iv) shall be made as soon as practicable after the date of Executive’s termination.

          (b) Any unexercised Stock Option held by Executive upon termination of his employment shall be fully vested on the date of termination and may be exercised by Executive at any time up to the first anniversary of Executive’s date of termination (but not later than the date on which such Stock Option would expire if Executive had remained employed by the Company). Subject to the provisions of Section 3(e), any options other than Stock Options may be exercised during the same period but only to the extent vested under the terms of such option. The provisions of this subsection 6.3(b) shall apply notwithstanding any contrary provision in any agreement governing any Stock Option or other option.

          (c) In addition, Executive shall continue to participate in such health, dental, vision, life, and disability plans in which he is enrolled throughout the 36-month term of the payments set forth in subsection 6.3(a)(ii), as if he were still employed by the Company, said period of participation to run concurrently with any period of COBRA coverage to which Executive may be entitled; provided, to the extent that Executive cannot participate in the Company’s health, dental and vision plans beyond the termination of the COBRA benefit continuation period, Executive shall be entitled to equivalent such health, dental and vision benefits as are provided to senior executives of the Company under the Company’s benefit plans.

           (d) In the event that Executive dies before all payments pursuant to this Section 6.3 have been paid, all remaining payments shall be made to the beneficiary specifically designated by the Executive in writing prior to his death, or, if no such beneficiary was designated (or the Company is unable in good faith to determine the beneficiary designated), to his personal representative or estate.

          (e) “Good Reason” as set forth herein is defined as, without the Executive’s consent: (i) a reduction in the rate of Executive’s Base Compensation below that which is provided for in Section 3(a) above or a reduction of Executive’s annual target Bonus or maximum Bonus below that which is provided for in Section 3(b) above (other than an exercise by the Committee of negative discretion to the extent permitted by subsection 3(b) and, further provided for the avoidance of doubt, a stock option grant for an amount less than the target amount set forth in Section 3(d) above shall not, alone, constitute “Good Reason”); (ii) the assignment to Executive of any duties inconsistent with his position (including status, offices, titles and reporting relationships), authority, duties or responsibilities, all as in effect on the Signing Date, or any other action by the Company which results in a diminution in any respect in such position, authority, duties or responsibilities; (iii) any reduction in any benefits provided under Section 4 or a material diminution under the expense reimbursement policies of the Company provided under Section 5 of this Agreement, that is not generally applicable to all similarly situated executives of the Company; (iv) a substantial breach of any material provision of this Agreement by the Company; (v) the Company’s requiring Executive to be based at any office or location that is more than 35 miles from his office or location in Chicago, Illinois, as of the Signing Date; (vi) the failure to reelect or otherwise maintain Executive as a director of the CNA Financial Corporation Board of Directors; or (vii) the failure of the Company to obtain the assumption in writing of its obligation to perform this Agreement by any successor to all or substantially all of the assets of the Company within fifteen (15) calendar days after a merger, consolidation, sale or similar transaction; provided, however, that for purposes of clauses (i), (ii) and (iii), the Company shall have ten (10) calendar days after the date that written notice has been given to the Company by Executive of such Good Reason in which to cure such conduct not engaged in by the Company in bad faith.

     6.4 Voluntary Resignation by Executive. In the event that Executive’s employment is terminated by Executive other than pursuant to Good Reason under subsection 6.3 or other than as a direct result of his death or Permanent Disability (as described in subsection 6.1), other than paying the Executive within 30 days of such termination his Accrued Obligations, the Company shall have no further obligations under this Agreement, and all rights or options with regard to Stock Options as provided in this Agreement and the Addendum hereto shall thereupon expire. Executive agrees to be bound by the covenants set forth herein effective as of the termination date.

     6.5 Failure to Extend Agreement.

          (a) Following December 31, 2005, if the Company terminates Executive’s employment for any reason other than for Cause (in the case of a termination for Cause, subsection 6.2 shall apply), or if the Company and Executive have not mutually agreed to the terms of, and entered into a new agreement prior to March 31, 2006, Executive’s employment shall terminate on April 1, 2006 and the Company’s obligations shall be the same as they would have been, and Executive shall receive the same payments and other benefits that he would have received, had the Company terminated his employment pursuant to subsection 6.3 (but not including any additional payment with respect to Stock Options pursuant to subsection 6.3(a)(iv)).

          (b) On or before December 31, 2005, the Company may offer to Executive in writing an extension of the period of Executive’s employment under this Agreement or a new Agreement in principle with Executive, in either case having a term of employment commencing January 1, 2006. If the Company does not make such written offer to Executive on or before December 31, 2005, then Executive’s employment shall terminate on December 31, 2005 and Executive shall receive all amounts and benefits set forth in subsection 6.5(a). If the Company makes such an offer by December 31, 2005, then Executive’s employment after December 31, 2005 shall constitute an employment at will from month to month and, during the period from January 1, 2006 to March 31, 2006, Executive shall receive: (i) a salary during such employment at the annual rate of 400% of his annual Base Compensation as of December 31, 2005; (ii) the terms of this Agreement that governed Executive’s benefits and perquisites prior to January 1, 2006 will continue to apply, and will be in addition to Executive’s salary specified in clause (i) above; and (iii) Executive shall be entitled to payment with respect to the annual Bonus for calendar year 2005, and Stock Option awards for the performance period ending December 31, 2005 to the extent provided by this Agreement and the Addendum, but Executive will not be entitled to an annual Bonus, or Stock Option awards or any other incentive compensation award for performance periods beginning after December 31, 2005.

     6.6 No Offset, No Mitigation. The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including without limitation any set-off, counterclaim, recoupment, defense or other right which the Company may have against Executive or others. In no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement, and such amounts shall not be reduced whether or not the Executive obtains other employment.

     7.     Confidentiality. Executive agrees that while he is employed by the Company, and at all times thereafter, Executive shall not reveal or utilize information, knowledge or data which is confidential as defined in this Agreement and learned during the course of or as a result of his employment which relates to (a) the Company and/or any other business or entity in which the Company during the course of the Executive’s employment has directly or indirectly held a greater than a 10% equity interest whether voting or non-voting; (b) the Company’s customers, employees, agents, brokers and vendors. The Executive acknowledges that all such confidential information is commercially valuable and is the property of the Company. Upon the termination of his employment Executive shall return all confidential information to the Company, whether it exists in written, electronic, computerized or other form. Notwithstanding the foregoing provisions of this Section 7, the Executive may disclose or use any such information (i) as such disclosure or use may be required or appropriate in the course of his employment with the Company, (ii) when required by a court of law, by any governmental agency having supervisory authority over the business of the Company or by any administrative or legislative body (including a committee thereof) with apparent jurisdiction, provided that in the event Executive believes he is so required to make such disclosure or use he will notify the Company in writing of the basis for that belief before actually making such disclosure or use in order to permit the Company to take steps to protect the Company’s interests and will cooperate with the Company in all reasonable respects to permit the Company to oppose such disclosure or use, or (iii) with the prior written consent of the Company.

     8.     “Confidential Information” Defined. For purposes of this Agreement “confidential information” includes all information, knowledge or data (whether or not a trade secret or protected by laws pertaining to intellectual property) not generally known outside the Company (unless as a result of a breach of any of the obligations imposed by this Agreement) concerning the business and technical information of the Company or other entities as described in Section 7 above. Such information may without limitation include information relating to data, finances, marketing, pricing, profit margins, underwriting, claims, loss control, marketing and business plans, renewals, software, processing, vendors, administrators, customers or prospective customers, products, brokers, agents and employees.

     9.     Competition. Executive hereby agrees that, while he is employed by the Company, and for a period of 24 months following the date of his termination of his employment with the Company for any reason (the “Restriction Period”), he will not, directly or indirectly, without the prior written approval of the Board, enter into any business relationship (either as principal, agent, board member, officer, consultant, stockholder, employee or in any other capacity) with any business or other entity that for the duration of the Restriction Period is engaged in any of the principal businesses of the Company (a “Competitor”); provided, however, that such prohibited activity shall not include the ownership of less than 5% of the outstanding securities of any publicly traded corporation (determined by vote or value) regardless of the business of such corporation. Upon the written request of Executive, the Board will reasonably determine whether a business or other entity constitutes a “Competitor” for purposes of this Section 9; provided that the Board may require Executive to provide such information as the Board determines to be necessary to make such determination; and further provided that the current and continuing effectiveness of such determination may be conditioned on the accuracy of such information, and on such other factors as the Board may determine.

     10.     Solicitation. Executive agrees that while he is employed by the Company, and for a period of 36 months following his termination of employment with the Company for any reason, he will not employ, offer to employ, engage as a consultant, or form an association with any person who is then, or who during the preceding one year was, an employee of the Company, nor will he assist any other person in soliciting for employment or consultation any person who is then, or who during the preceding one year was, an employee of the Company.

     11.     Non-interference. Executive agrees that while he is employed by the Company, and for a period of 36 months following his termination of employment for any reason, he will not disturb or attempt to disturb any business relationship or agreement between either the Company or an Affiliate and any other person or entity.

     12.     Assistance with Claims. Executive agrees that, while he is employed by the Company, and for a reasonable period (not less than 36 months) thereafter, he will be available, on a reasonable basis, to assist the Company and its subsidiaries and affiliates in the prosecution or defense of any claims, suits, litigation, arbitrations, investigations, or other proceedings, whether pending or threatened (“Claims”) that may be made or threatened by or against the Company or any of its subsidiaries or affiliates. Executive agrees, unless precluded by law, to promptly inform the Company if he is requested (i) to testify or otherwise become involved in connection with any Claim against the Company or any subsidiary or affiliate or (ii) to assist or participate in any investigation (whether governmental or private) of the Company or any subsidiary or affiliate or any of their actions, whether or not a lawsuit has been filed against the Company or any of its subsidiaries or affiliates relating thereto. The Company agrees to provide reasonable compensation, in advance, including, without limitation, transportation, lodging and meals expenses, and a reasonable stipend for his time of not less than $3,653 per day to Executive for such assistance.

     13.     Return of Materials. Executive shall, at any time upon the request of the Company, and in any event upon the termination of his employment with the Company, for whatever reason, immediately return and surrender to the Company all originals and all copies, regardless of medium, of property belonging to the Company created or obtained by Executive as a result of or in the course of or in connection with his employment with the Company regardless of whether such items constitute proprietary information, provided that Executive shall be under no obligation to return written materials acquired from third parties which are generally available to the public. Executive acknowledges that all such materials are, and will remain, the exclusive property of the Company.

     14.     Scope of Covenants.

          (a) The Executive acknowledges that: (i) as a senior executive of the Company he had access to confidential information concerning the entire range of businesses in which the Company was engaged; (ii) that the Company’s businesses are conducted nation-wide; and (iii) that the Company’s confidential information, if disclosed or utilized without its authorization would irreparably harm the Company in: (1) obtaining renewals of existing customers; (2) selling new business; (3) maintaining and establishing existing and new relationships with employees, agents, brokers, vendors; and (4) other ways arising out of the conduct of the businesses in which the Company is engaged.

          (b) To protect such information and such existing and prospective relationships, and for other significant business reasons, the Executive agrees that it is reasonable and necessary that: (i) the scope of this agreement be nation-wide; (ii) its breadth include those segments of the entire insurance industry in which the Company conducts business; and (iii) the duration of the restrictions upon the Executive be as indicated therein.

          (c) The Executive acknowledges that the Company’s customer, employee and business relationships are long-standing, indeed, near permanent and therefore are of great value to the Company. The Executive agrees that neither any of the provisions in this Agreement nor the Company’s enforcement of it alters or will alter his ability to earn a livelihood for himself and his family and further that both are reasonably necessary to protect the Company’s legitimate business and property interests and relationships, especially those which he was responsible for developing or maintaining. The Executive agrees that his actual or threatened breach of the covenants set forth in Sections 7 through 13 above would cause the Company irreparable harm and that the Company is entitled to an injunction, in addition to whatever other remedies may be available, to restrain such actual or threatened breach. The Executive agrees that if bond is required in order for the Company to obtain such relief, it need only be in a nominal amount. The Executive consents to the filing of any such suit against him in the state or federal courts located in Illinois or any state in which he resides. He further agrees that in the event of such suit or any other action arising out of or relating to this Agreement, the parties shall be bound by and the court shall apply the internal laws of the State of Illinois and irrespective of rules regarding choice of law or conflicts of laws.

          (d) If he has not already done so Executive agrees to continue to be bound by and to execute the Company’s Confidentiality, Computer Responsibility and Professional Certification Agreement.

          (e) For purposes of Sections 7 through 14 hereof, the “Company” shall include the “CNA Insurance Companies”, as well.

     15.     Effect of Covenants. Nothing in Sections 7 through 14 shall be construed to adversely affect the rights that the Company would possess in the absence of the provisions of such Sections.

     16.     Indemnification. Except as otherwise required by law, the Company agrees that Executive shall be entitled to indemnification as provided for, and pursuant to the terms of, Article X of its Corporate by-laws in effect on the date hereof, or as may be amended hereafter provided such amendment is not less favorable to Executive than the by-laws in effect on the date hereof. Except as otherwise required by law, the indemnification of Executive under the Prior Employment Agreement shall survive the termination of the Prior Employment Agreement hereunder.

     17.     Revision. The parties hereto expressly agree that in the event that any of the provisions, covenants, warranties or agreements in this Agreement are held to be in any respect an unreasonable restriction upon Executive or are otherwise invalid, for whatsoever cause, then the court or arbitrator so holding is hereby authorized to (a) reduce the territory to which said covenant, warranty or agreement pertains, the period of time in which said covenant, warranty or agreement operates or the scope of activity to which said covenant, warranty or agreement pertains or (b) effect any other change to the extent necessary to render any of the restrictions contained in this Agreement enforceable.

     18.     Severability. Each of the terms and provisions of this Agreement is to be deemed severable in whole or in part and, if any term or provision of the application thereof in any circumstances should be invalid, illegal or unenforceable, the remaining terms and provisions or the application thereof to circumstances other than those as to which it is held invalid, illegal or unenforceable, shall not be affected thereby and shall remain in full force and effect.

     19.     Binding Agreement; Assignment. This Agreement shall be binding upon the parties hereto and their respective heirs, successors, personal representatives and assigns. The Company shall have the right to assign this Agreement to any successor in interest to the business, or any majority part thereof, of the Company or any joint venture or partnership to which the Company is a joint venturer or general partner which conducts substantially all of the Company’s business. Executive shall not assign any of his obligations or duties hereunder and any such attempted assignment shall be null and void.

     20.     Controlling Law; Jurisdiction. This Agreement shall be governed by, interpreted and construed according to the laws of the State of Illinois (without regard to conflict of laws principles).

     21.     Entire Agreement. Except as otherwise expressly set forth herein, this Agreement contains the entire agreement of the parties with regard to the subject matter hereof, supersedes all prior agreements and understandings, written or oral, including the Prior Employment Agreement, and may only be amended by an agreement in writing signed by the parties thereto. Notwithstanding the foregoing or any other term or provision of this Agreement, that certain Addendum to Employment Agreement between the Company and Executive, made as of July 23rd, 2001, remains in full force and effect except as modified pursuant to Section 3(e) of this Agreement. In the case of any conflict between the terms of this Agreement (the “Terms”) and the provisions of any plan, policy, or practice of the Company, or agreement or award thereunder, as in effect from time to time (the “Provisions”), Executive’s rights or the Company’s obligations shall be established by whichever of the Terms or Provisions would be more beneficial to Executive, with the reservation that resolution of any such conflict must be consistent with the terms and provisions of the Incentive Compensation Plan, the Company’s Securities Compliance Policy and applicable law and regulation thereunder. If the choice between the Terms or the Provisions is unclear at the time such choice must be made, the Executive may, in his sole discretion, but subject to the foregoing reservation, choose to be treated under either the Terms or the Provisions.

     22.     Additional Documents. Each party hereto shall, from time to time, upon request of the other party, execute any additional documents which shall reasonably be required to effectuate the purposes hereof.

     23.     Incorporation. The introductory recitals hereof are incorporated in this Agreement and are binding upon the parties hereto.

     24.     Failure to Enforce. The failure to enforce any of the provisions of this Agreement shall not be construed as a waiver of such provisions. Further, any express waiver by any party with respect to any breach of any provision hereunder by any other party shall not constitute a waiver of such party’s right to thereafter fully enforce each and every provision of this Agreement.

     25.     Survival. Except as otherwise set forth herein, the obligations contained in this Agreement shall survive the termination, for any reason whatsoever, of Executive’s employment with the Company.

     26.     Headings. All numbers and headings contained herein are for reference only and are not intended to qualify, limit or otherwise affect the meaning or interpretation of any provision contained herein.

     27.     Notices. Notices and all other communications provided for in this Agreement shall be in writing and shall be delivered personally or sent by registered or certified mail, return receipt requested, postage prepaid (provided that international mail shall be sent via overnight or two-day delivery), or sent by facsimile or prepaid overnight courier to the parties at the addresses set forth below (or such other addresses as shall be specified by the parties by like notice). Such notices, demands, claims and other communications shall be deemed given:

          (a) in the case of delivery by overnight service with guaranteed next day delivery, the next day or the day designated for delivery;

          (b) in the case of certified or registered U.S. mail, five days after deposit in the U.S. mail; or

          (c) in the case of facsimile, the date upon which the transmitting party received confirmation of receipt by facsimile, telephone or otherwise; provided, however, that in no event shall any such communications be deemed to be given later than the date they are actually received. Communications that are to be delivered by the U.S. mail or by overnight service or two-day delivery service are to be delivered to the addresses set forth below:

If to the Company:

     CNA Financial Corporation
     CNA Plaza
     Chicago, IL 60685
     Attn: Corporate Secretary

If to Executive:

     Stephen W. Lilienthal
     CNA Financial Corporation
     CNA Plaza
     Chicago, IL 60685

or to such other address as either party shall furnished to the other party in writing in accordance with the provisions of this Section 27.

     28.     Gender. The masculine, feminine or neuter pronouns used herein shall be interpreted without regard to gender, and the use of the singular or plural shall be deemed to include the other whenever the context so requires.

     29.     Arbitration of All Disputes. Any controversy or claim arising out of or relating to this Agreement (or the breach thereof) shall be settled by final, binding and non-appealable arbitration in Chicago, Illinois by three arbitrators. Except as otherwise expressly provided in this Section 29, the arbitration shall be conducted in accordance with the rules for resolution of employment disputes of the American Arbitration Association (the “Association”) then in effect. One of the arbitrators shall be appointed by the Company, one shall be appointed by Executive, and the third shall be appointed by the first two arbitrators. If the first two arbitrators cannot agree on the third arbitrator within 30 days of the appointment of the second arbitrator, then the third arbitrator shall be appointed by the Association. This Section 29 shall not be construed to limit the Company’s right to obtain relief under Section 14 with respect to any matter or controversy subject to Section 14 and, pending a final determination by the arbitrator with respect to any such matter or controversy, the Company shall be entitled to obtain any such relief by direct application to state, federal or other applicable court, without being required to first arbitrate such matter or controversy.

     30.     Section 280G Gross-Up. If Executive becomes entitled to any payments or benefits (collectively, “Payments”) whether pursuant to the terms of or by reason of this Agreement or any other plan, arrangement, agreement, policy or program with the Company, any successor to the Company or to all or a part of the business or assets of the Company (whether direct or indirect, by purchase, merger, consolidation, spin off, or otherwise and regardless of whether such payment is made by or on behalf of the Company or such successor) which Payments are subject to the tax imposed by Section 4999 or any successor provision of the Internal Revenue Code of 1986, as amended, or any similar state or local tax, or any interest or penalties are incurred by Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), the Company shall pay Executive an additional amount (“Gross-Up Payment”) such that the net amount retained by Executive, after deduction or payment of (i) any Excise Tax on the Payments, (ii) any federal, state and local income or employment tax and Excise Tax upon the Payment, and (iii) any additional interest and penalties imposed because the Excise Tax is not paid when due, shall be equal to the full amount of the Payments.

     31.     Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original copy of this Agreement and all of which, when taken together, shall be deemed to constitute one and the same agreement.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Signing Date.

CNA FINANCIAL CORPORATION

By:	/s/ Jonathan D. Kantor

Title:	Executive Vice President, General Counsel and Secretary

/s/ Stephen W. Lilienthal

Stephen W. Lilienthal

ADDENDUM TO
EMPLOYMENT AGREEMENT
GRANT OF OPTION RIGHTS

     THIS ADDENDUM TO EMPLOYMENT AGREEMENT (the “Addendum”) is made as of even date with the Employment Agreement to which it is attached and into which it is incorporated (the “Agreement”), by and between CNA Financial Corporation, a Delaware corporation (the “Company”), and Stephen W. Lilienthal (the “Executive”);

WITNESSETH:

     WHEREAS, the Company and the Executive wish to enter into a written agreement setting forth the terms and conditions for the granting of certain option rights as set forth below.

     NOW, THEREFORE, in consideration of the foregoing premises and the promises and covenants in the Agreement and in this Addendum, the parties hereto agree as follows:

     1.     Option To Purchase Stock. Upon execution of the Agreement and this Addendum by both parties, the Executive shall be granted the option to purchase 15,000 shares (the “Option Stock”) of the common stock of CNA Financial Corporation (the “Option”). The Executive’s exercise of all Option rights shall be effected in accordance with the terms of the CNA Financial Corporation 2000 Incentive Compensation Plan (the “Plan”). For all purposes of this Agreement and Addendum, the Grant Date shall be August 8, 2002. The Executive’s right to purchase the Option Stock pursuant to this provision shall accrue as described in the vesting period provision set forth in Section 2 below (the “Vesting Period”). The Executive may exercise such Option at any time prior to the tenth anniversary of the effective date of the Agreement and this Addendum. The price at which the Option shall be exercisable by the Executive shall be 100% of the Fair Market Value (as that term is defined in the Plan) of the Option Stock on the Grant Date, determined by the Company and agreed by Executive to be Twenty-five dollars and fifty-five cents ($25.55) per share. Executive’s rights with respect to all shares that are the subject of this provision shall be governed by the terms of the Plan.

     2.     Vesting Period. (a) With respect to all shares of Option Stock which are the subject of the rights and/or Option(s) described in the provisions set forth above, the Vesting Period shall begin on the Grant Date. The Vesting Period with respect to each installment shown on the schedule shall end on the Vesting Date applicable to such installment:

INSTALLMENT	VESTING DATE APPLICABLE TO INSTALLMENT
3,750 Options	August 8, 2003
3,750 Options	August 8, 2004
3,750 Options	August 8, 2005
3,750 Options	August 8, 2006

     (b). In the event of any expiration or termination of Executive’s employment by the Company and all of its subsidiaries, Executive’s rights and options with respect to any unvested

Option Stock shall be exercisable only as provided for in Section 6 of the Agreement. All Option Stock shall be subject to any restrictions imposed by the Securities Act of 1933 or the Securities Exchange Act of 1934, as amended, or the rules thereto.

     3.     Additional Options to Purchase Stock. Beginning on a date in 2003 to be determined by the Company and subject to vesting requirements to be determined by the Company for its senior executives and the approval of said Incentive Compensation Committee, Executive shall, for so long as he is employed pursuant to the Agreement, be awarded an annual targeted stock option grant (the “Annual Grant”) of 55,000 shares of the Company’s common stock. The Annual Grant shall, if feasible, be submitted for consideration to said Incentive Compensation Committee during or prior to its May meeting each such year. Subject to share availability, the Annual Grant may be increased at the discretion of said Incentive Compensation Committee. Any Annual Grant or portion of Annual Grant that has not vested on the effective date of any termination of Executive’s employment with the Company and all of its subsidiaries shall be exercisable only in accordance with the provisions of Section 6 of the Agreement. All rights of Executive with respect to the Annual Grant shall be subject to the terms of the Plan and any restrictions imposed by the Securities Act of 1933 or the Securities Exchange Act of 1934, as amended, or the rules thereto.

     4.     Effective Date. Any term or provision contained in this Addendum to the contrary herein notwithstanding, the terms and provisions of this Addendum and all rights and/or options granted herein shall be subject to the provisions of the Plan and to the prior review and approval of the Incentive Compensation Committee of the Company’s Board of Directors.

     5.     Application of IRC Section 162(m). In the event the Executive is or becomes a proxy-named executive or the Company in relation to the Executive is otherwise subject to the provisions of Section 162(m) of the Internal Revenue Code, the Company may defer the payment of all compensation to which Executive is entitled pursuant to this Addendum or otherwise take all measures, the Company reasonably deems necessary or advisable to comply with said Section 162(m) of the Internal Revenue Code or any successor provision with respect to deductibility of executive compensation. All deferred compensation will be credited to the Executive’s SES-CAP account and shall be subject to the terms thereof.

     6.     Entire Agreement. Subject to the Employment Agreement to which this Addendum is attached as an addendum thereunder, this addendum, in conjunction with the Agreement in its entirety, contains the entire agreement of the parties with regard to the subject matter hereof, supersedes all prior agreements and understandings, regarding such subject matter, whether written or oral, and may only be amended by an agreement in writing signed by the parties thereto. Notwithstanding the foregoing or any other term or provision of this Addendum or the Agreement, that certain Addendum to Employment Agreement made as of July 23rd, 2001 remains in full force and effect, except as modified pursuant to Section 3(e) of the Agreement.

     7.     No Effect on Agreement. Except as otherwise specifically set forth in this Addendum, all terms and conditions contained in the Agreement of which this Addendum is made part are and shall remain unmodified hereby. In the event of any conflict or inconsistency between the provisions of this Addendum and the provisions of the Agreement, this Addendum shall be controlling.

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     8.     Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original copy of this Agreement and all of which, when taken together, shall be deemed to constitute one and the same agreement.

     IN WITNESS WHEREOF, the parties hereto have executed this Addendum as of the date set forth hereinabove.

	CNA FINANCIAL CORPORATION	STEPHEN W. LILIENTHAL

By:	/s/ Jonathan D. Kantor	/s/ Stephen W. Lilienthal

Title:	Executive Vice President, General Counsel and Secretary

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